Exhibit 10.10

MASTER PURCHASE AND SALE AGREEMENT
(WITH ESCROW INSTRUCTIONS)

This Master Purchase and Sale Agreement (this “Agreement”) is entered into effective as of September 29, 2014 (the “Effective Date”) by the entities listed on the signature page attached to this Agreement, each as a seller (collectively, the “Seller”), and ARCP ACQUISITIONS, LLC, a Delaware limited liability company, as Buyer (“Buyer”).
RECITALS
A. Buyer desires to purchase certain real estate assets (each, as more completely defined below, a “Property” and, collectively, the “Properties”) from Seller and Seller desires to sell the Properties to Buyer, all as more particularly set forth in this Agreement. The Properties are leased to various tenants (the “Tenants”) pursuant to the lease agreements (including any amendments or supplements and any guaranties, security deposits, prepaid rent, or other security relating thereto, each, a “Lease” and, collectively, the “Leases”) described on the Rent Roll for each Property attached as Schedule 2 to this Agreement (collectively, the “Rent Roll”). The Rent Roll shall include the leased square footage for each Tenant. Exhibit A (the “Property Information”) attached hereto sets forth the street address and the list of Tenants (and the guarantors, as applicable) for each Property.
B. In consideration of the mutual covenants and undertakings set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer (each, a “Party” and, collectively, the “Parties”) agree as follows:
SUMMARY OF TERMS
Certain key terms of this Agreement are summarized below, but remain subject to the applicable detailed provisions set forth elsewhere in this Agreement.

Properties:
Fee title to those certain parcels of real property legally described on Exhibit A-1 through Exhibit A-2 attached hereto (the “Land”), together with all buildings thereon (each, a “Building” and, collectively, the “Buildings”) and including the related property and rights described in this Agreement.

Purchase Price:	$29,312,310.00 (the “Purchase Price”).

Deposit:	$565,795.75 (such amount, together with all interest earned or accrued thereon, the “Deposit”).

Study Period:	Expires October 29, 2014.

Closing Date:	November 10, 2014, or such earlier date to which Buyer and Seller agree.

Escrow Agent:	First American Title Insurance Company, National Commercial Services (“Escrow Agent”)
2425 E. Camelback Road, Suite 300
Phoenix, Arizona 85016

Master Purchase and Sale Agreement
MT – Louisville, Kentucky; Rockford, Illinois

Attention: Brandon Grajewski
Tel: (602) 567-8145
Fax: (602) 567-8101
Email: bgrajewski@firstam.com

Notices Addresses for the Parties:

If to Seller:	Midland Atlantic
8044 Montgomery Road, Suite 710
Cincinnati, Ohio
Attn: Chris Palermo
Tel: (513) 792-5000 ext. 201
Fax: (513) 792-2010
Email: cpalermo@midlandatlantic.com

with a copy to:	Frost Brown Todd LLC
3300 Great American Tower
301 East Fourth Street
Cincinnati, OH 45202
Attn: John C. Krug, Esq.
Tel: (513) 651-6161
Fax: (513) 651-6981
Email: JKrug@fbtlaw.com

If to Buyer:    ARCP Acquisitions, LLC
c/o American Realty Capital Properties, Inc.
2325 E. Camelback Road, Suite 1100
Phoenix, AZ 85016
Attn: H. Curtis Keller
Tel: (602) 778-6280
Fax: (480) 449-7012
Email: ckeller@arcpreit.com

with a copy to:    ARCP Acquisitions, LLC
c/o American Realty Capital Properties, Inc.
2325 E. Camelback Road, Suite 1100
Phoenix, AZ 85016
Attn: Hope Ross
Tel: (602) 778-8700
Fax: (480) 449-7012
Email: HRoss@arcpreit.com

Notice Provisions:	See Section 22.
Seller’s Diligence Contact for scheduling physical inspections of the Property:
Name: Chris Palermo
Tel: (513) 792-5000 ext. 201
Email: cpalermo@midlandatlantic.com

Master Purchase and Sale Agreement
MT – Louisville, Kentucky; Rockford, Illinois

Buyer’s Contact for obtaining any approvals required under Section 18(b)(ii) or other Sections of this Agreement:

Name: Hope Ross
Tel: (602) 778-8700
Email: HRoss@arcpreit.com

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Master Purchase and Sale Agreement
MT – Louisville, Kentucky; Rockford, Illinois

1.PURCHASE AND SALE OF PROPERTIES. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Properties upon and subject to the terms and conditions of this Agreement. As used in this Agreement, with respect to each separate Property:
(a)“Real Property” means and includes (i) the respective parcel of the Land, the respective Building, and all other buildings, improvements, building systems and fixtures located upon such Land; (ii) all tenements, hereditaments, rights, easements and appurtenances pertaining to such Land or such Building; and (iii) all mineral, water, irrigation and other property rights of Seller, if any, running with or otherwise pertaining to such Land; and
(b)“Property” means and includes (i) the Real Property; (ii) the Leases; (iii) all of Seller’s interest, if any, in and to any equipment, machinery, furniture, furnishings and other tangible personal property located upon or used in connection with the Real Property (the “Personalty”); and (iv) all of Seller’s interest in and to the following affecting or relating to the Property: (1) all warranties and guaranties (the “Warranties”); (2) all development rights, utility capacities, approvals, permits and licenses (the “Permits”); (3) all surveys, engineering reports, environmental reports, plans, drawings, specifications, construction contracts, subcontracts, architectural and engineering agreements, and similar documents and agreements relating to the design, development, construction, maintenance or repair of the Property (the “Property Documents”); and (4) all contractual rights, trade names, trademarks, intellectual property and other intangibles (the “Intangibles”).
2.PURCHASE PRICE. The Purchase Price will be paid by Buyer as follows, in cash or other immediately available funds:
(a)    the Deposit will be deposited in escrow with Escrow Agent not later than three (3) business days following the receipt by Escrow Agent of a fully-executed original of this Agreement; and
(b)    the balance of the Purchase Price, as may be increased or decreased to account for any prorations, credits, or other adjustments required by this Agreement, will be deposited in escrow with Escrow Agent on or before the close of escrow (the “Closing”).
The “Opening of Escrow” means the receipt, countersignature and distribution by Escrow Agent of a fully-executed original of this Agreement, together with the receipt by Escrow Agent of the Deposit. Seller and Buyer agree to the escrow instructions attached hereto as Exhibit F and incorporated herein (the “Escrow Instructions”).
3.DISPOSITION OF DEPOSIT. Seller and Buyer instruct Escrow Agent to place the Deposit in a federally insured interest-bearing account. The Deposit will be applied as follows: (a) if Buyer terminates this Agreement in any situation where Buyer is permitted or deemed to do so under this Agreement (which permitted terminations shall include without limitation a termination by Buyer for any failure of a condition precedent under Section 13 below or for an uncured default by Seller as provided in Section 21(a) below), the Deposit will be paid immediately to Buyer, and neither of the Parties will have any further liability or obligation under this Agreement, except with respect to any obligations which are expressly stated in this Agreement to survive a termination prior to Closing (the “Surviving Obligations”); (b) if Seller terminates this Agreement as the result of an uncured default by Buyer as provided in Section 21(b) below, the Deposit will be paid to

Master Purchase and Sale Agreement
MT – Louisville, Kentucky; Rockford, Illinois

Seller, and neither of the Parties will have any further liability or obligation under this Agreement except for any Surviving Obligations; and (c) if Closing occurs, the Deposit will be credited to Buyer, applied against the Purchase Price and paid to Seller at Closing.
4.DELIVERY OF SELLER’S DILIGENCE MATERIALS.
(a)    Seller will deliver to Buyer, not later than five (5) days after the Effective Date and at no cost to Buyer, all information in Seller’s possession relating to the Properties and described on Schedule 1 attached to this Agreement (collectively, “Seller’s Diligence Materials”). If Seller obtains any material additions or updates to the Seller’s Diligence Materials prior to Closing, Seller will immediately notify Buyer of such fact and will promptly deliver all such supplemental information to Buyer. Seller designates the contact person(s) so named in the Summary of Terms above as the representative of Seller through which Buyer may schedule any physical inspections of the Property (“Seller’s Diligence Contact”).
(b)    Except as expressly set forth in this Agreement, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered or given by Seller or its brokers or agents to Buyer (including but not limited to Seller’s Diligence Materials) in connection with the transaction contemplated in this Agreement. Buyer acknowledges and agrees that all materials, data and information delivered or given by Seller to Buyer in connection with the transaction contemplated in this Agreement are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer, except as otherwise expressly stated in this Agreement.
5.BUYER’S STUDY PERIOD.
(a)Buyer will have until 5:00 p.m. Mountain Standard Time (MST) on October 29, 2014 (such period, the “Study Period”), within which to conduct and approve any investigations, studies or tests desired by Buyer, in Buyer’s sole discretion, to determine the feasibility of acquiring the Properties (collectively, “Buyer’s Diligence”); provided, however, that if Seller fails to deliver all of Seller’s Diligence Materials to Buyer within five (5) days after the Effective Date, then the Study Period will be extended by one (1) day for each day that passes thereafter until all of the Seller’s Diligence Materials are delivered to Buyer.
(b)Seller grants to Buyer and Buyer’s agents, employees and contractors the right (subject at all times to the rights of tenants of the Property under their respective leases) to enter upon the Properties, at any time or times prior to Closing, to conduct Buyer’s Diligence, all of which will be conducted and completed at Buyer’s cost. Buyer will notify Seller’s Diligence Contact at least 24 hours prior to (i) any entry onto the Property and (ii) any interview or meeting with any tenant of the Property, and will make commercially reasonable efforts not to interfere with or disrupt the Tenants’ business operations at each Property or the ongoing operation of the shopping centers. Any invasive environmental, geotechnical or other invasive testing proposed by Buyer shall require Seller’s prior written approval as to the proposed scope of work, which will not be unreasonably delayed, conditioned, or withheld.
Buyer will indemnify and hold Seller harmless from and against any damage, injury, claim or lien caused by the activities of Buyer or its agents on the Properties, except that Buyer will have no obligation to indemnify Seller as a result of the mere discovery or presence of any pre-existing conditions, including any hazardous materials. Buyer will also maintain commercial

Master Purchase and Sale Agreement
MT – Louisville, Kentucky; Rockford, Illinois

general liability insurance with limits of at least $1,000,000 per occurrence and $2,000,000 aggregate and workers compensation insurance and will provide a certificate of insurance evidencing the same to Seller upon request.
Buyer will obtain any necessary licenses, permits and/or approvals required for Buyer’s Diligence by applicable governmental agencies. Buyer will also comply with all laws, rules and regulations applicable to Buyer’s Diligence. After completion of the Buyer’s Diligence, then unless otherwise agreed by Seller, Buyer will restore the Properties to substantially the same condition as existed immediately prior to Buyer’s entry upon the Properties. Buyer and its agents, employees and contractors will use due care in connection with any inspections or tests of the Properties.
Buyer will not permit any mechanics' or other liens to be filed against the Properties as a result of labor or materials furnished in connection with the Buyer’s Diligence. If any such lien is filed against the Properties as a result of the activities of Buyer or Buyer's agents, employees and/or contractors, then within 30 days after receipt of written demand from Seller, Buyer will either cause the same to be discharged of record by payment of the claim or posting of a bond, or will take such other action as may be reasonably acceptable to protect Seller from any loss or damage arising from such lien.
Buyer’s obligations under this Section 5(b) shall survive any termination of this Agreement.
(c)If, at any time prior to the expiration of the Study Period, Buyer elects in its sole discretion not to proceed to acquire the Properties, Buyer may terminate this Agreement by giving written notice of such termination to Seller and Escrow Agent, whereupon the Deposit will promptly be paid by Escrow Agent to Buyer, and neither of the Parties will have any further liability or obligation under this Agreement except for any Surviving Obligations. Buyer may expressly waive this termination right at any time prior to the end of the Study Period by giving written notice of such waiver to Seller and Escrow Agent, and the Study Period shall be deemed to end upon Buyer’s giving of such a waiver notice. Unless Buyer has given written notice to Seller and Escrow Agent expressly stating that Buyer elects to waive this termination right and proceed with the acquisition of the Properties, then upon the expiration of the Study Period Buyer shall be deemed to have terminated this Agreement in its entirety, whereupon the Deposit will immediately be paid by Escrow Agent to Buyer and neither of the Parties will have any further liability or obligation under this Agreement except for any Surviving Obligations.
(d)The Parties expressly agree that the mutual agreements, covenants, obligations and undertakings set forth in this Agreement, including without limitation the Surviving Obligations, constitute sufficient consideration for each Party to create a legally binding agreement notwithstanding that Buyer may freely terminate this Agreement and receive a return of the Deposit at any time prior to the end of the Study Period.
6.TITLE AND SURVEY REVIEW.
(a)Promptly after the Effective Date, Escrow Agent will deliver to Buyer and Seller a current title commitment on each Property (as may be updated, each, a “Commitment”) for the issuance to Buyer of an ALTA extended coverage owner’s policy of title insurance (the “Owner’s

Master Purchase and Sale Agreement
MT – Louisville, Kentucky; Rockford, Illinois

Policy”) for such Property, together with complete, legible copies of all requirement and exception documents referenced in each such Commitment.
(b)Promptly after the Effective Date, Buyer will cause a licensed surveyor to complete and deliver to Escrow Agent, Seller and Buyer a current, certified ALTA As-Built survey of each Property (each, a “Survey”).
(c)For each Property, Buyer will, by giving written notice (the “Title Notice”) to Seller and Escrow Agent prior to the expiration of the Study Period, either (i) approve the condition of title, or (ii) identify any matters set forth in the Commitment or the Survey for such Property to which Buyer objects (collectively, the “Objectionable Matters”). If no Title Notice for a particular Property is given by Buyer to Seller before the end of the Study Period, then Buyer shall be deemed to have approved of the condition of title for such Property as reflected in the applicable Commitment and Survey.
(d)If a Title Notice identifies any Objectionable Matters, Seller will notify Buyer in writing (“Seller’s Title Response”) within five (5) business days after receiving the Title Notice whether or not Seller will cure those Objectionable Matters prior to the Closing Date in the manner requested by Buyer; failure of Seller to provide a Seller’s Title Response will be deemed to be Seller’s election not to cure any Objectionable Matters. If Seller’s Title Response (if given) states that Seller will not cure some or all of the Objectionable Matters, or if Seller is deemed to have elected not to cure any Objectionable Matters, then Buyer may elect, by giving written notice to Seller and Escrow Agent within five (5) business days after receiving Seller’s Title Response, to either (i) proceed with the acquisition of all Properties notwithstanding the Objectionable Matters which Seller has not agreed to cure, in which case Buyer shall be deemed to have approved of the condition of title for such Property as reflected in the applicable Commitment and Survey, as amended with respect to the Objectionable Matters Seller has cured or agreed to cure; or (ii) terminate this Agreement as to all the Properties, in which case the Deposit will immediately be paid by Escrow Agent to Buyer, and neither of the Parties will have any further liability or obligation under this Agreement except for any Surviving Obligations.
(e)If any Commitment is amended to include new exceptions or requirements after Buyer’s delivery of the Title Notice related to such Commitment, Buyer will have five (5) business days after Buyer’s receipt of the amended Commitment (and copies of any documents identified in the new exceptions or new requirements) within which to review and, if desired, object in writing to such new matters as Objectionable Matters. If Buyer so objects, the procedures and timelines set forth above will apply to govern any such objection, Seller’s response thereto and Buyer’s rights thereafter.
(f)Notwithstanding the foregoing, in all events Seller will, at or prior to Closing, (i) pay in full and cause to be canceled and discharged (or otherwise cause Escrow Agent to insure over) all mechanics’ and contractors’ liens encumbering the fee interest in either of the Properties as a result of work performed by or on behalf of Seller; (ii) pay in full all past due ad valorem taxes and assessments of any kind constituting a lien against either of the Properties; and (iii) cause to be satisfied and discharged in full all mortgage loans which encumber either of the Properties and any other monetary lien or encumbrance caused or created by Seller against either of the Properties.
7.RESERVED.

Master Purchase and Sale Agreement
MT – Louisville, Kentucky; Rockford, Illinois

8.CLOSE OF ESCROW. The Closing will occur on or before 5:00 p.m. MST on November 10, 2014 or such earlier date as Buyer may elect by giving written notice to Seller and Escrow Agent (the “Closing Date”). Buyer may extend the Closing Date for up to an additional fifteen (15) business days by giving written notice of such extension to Seller and Escrow Agent prior to the original Closing Date. At Closing, the funds and documents deposited into escrow will be appropriately disbursed and distributed by Escrow Agent, and Seller will deliver possession of each Property to Buyer, all as required by and specified under this Agreement.
9.THE TRANSFER DOCUMENTS. For each individual Property:
(a)The Real Property will be conveyed by a special warranty deed (or local equivalent in the applicable Property jurisdiction that contains a warranty against the grantor’s acts only) in the form attached hereto as Exhibit B, subject only to such non-material changes to the form as may be required to meet local recording requirements (the “Deed”). The Personalty will be conveyed by a bill of sale in substantially the form attached as Exhibit C (the “Bill of Sale”). The Leases will be assigned by an assignment and assumption of lease in substantially the form attached as Exhibit D (the “Assignment of Leases”). The Permits, Warranties, Property Documents and Intangibles will be assigned by an assignment agreement in substantially the form attached as Exhibit E (the “Assignment Agreement”). The Parties will supplement the foregoing with such additional documents, if any, as may reasonably be required to properly convey specific items of the Property. If the transfer of any Warranties requires the approval of the applicable warrantor or the satisfaction of any other conditions to such transfer, Seller will use commercially reasonable, diligent efforts to obtain such approvals, recognizing that such approvals may not be obtainable prior to the Closing Date, in which case Seller will continue to pursue obtaining the approvals following the Closing Date (and Buyer will cooperate in such effort), provided that Seller will not be required to pay any transfers fees charged by the warrantor and Seller will not be required to continue its efforts to obtain approvals after the expiration of the “Survival Period” (as defined below). Seller will also deliver an updated copy of the Rent Roll, certified by Seller to be complete and accurate as of the Closing Date. The Deed, Bill of Sale, Assignment of Leases, Assignment Agreement, certified Rent Roll, an assignment of Seller’s interest in the Liquor Store Escrow described in Section 18(a)(xvi) below and the related escrow agreement if the Liquor Store Escrow is not disbursed prior to Closing in accordance with the escrow agreement, and the other closing documents required under this Agreement or otherwise delivered by the Parties at Closing for each Property are collectively referred to as the “Transfer Documents”. Seller and Buyer will deposit duly executed and (as appropriate) acknowledged originals of each of the Transfer Documents with Escrow Agent not later than one (1) business day prior to the Closing Date.
(b)If Seller holds any transferable contracts or agreements relating to the upkeep, repair, maintenance, management or operation of a Property (“Operating Contracts”), Seller will provide copies thereof to Buyer as a part of Seller’s Diligence Materials. Buyer may elect, by written notice given to Seller prior to the end of the Study Period, to take an assignment of any or all of the Operating Contracts. If Buyer so elects, the Parties will execute and include in the applicable Transfer Documents an assignment agreement appropriate to effect such assignment, and any payments due under the assigned Operating Contracts will be equitably prorated as of the Closing Date. Seller will terminate, effective as of the Closing Date and at Seller’s sole expense, any Operating Contracts for a Property that are not so expressly assigned to Buyer. Without limiting the foregoing, Seller will terminate any existing management agreement or leasing agreement applicable to a Property, and provide evidence of such termination to Buyer prior to Closing.

Master Purchase and Sale Agreement
MT – Louisville, Kentucky; Rockford, Illinois

(c)If Buyer gives Seller notice within ten (10) days after the Opening of Escrow that Buyer desires to obtain a subordination, non-disturbance and attornment agreement ("SNDA") from any of all of the Tenants, Seller will request (pursuant to the applicable provisions of the applicable Tenant’s Lease) and use commercially reasonable efforts to obtain a SNDA from each such Tenant, either on the form specified in such Lease or, if none, on Buyer’s preferred form delivered to Seller with Buyer’s request notice; provided, that the receipt of the SNDA by Buyer from such term will not be a condition to Closing.
10.ESTOPPEL CERTIFICATE. As to each Property, Seller will deliver to Buyer, not later than three (3) days prior to the Closing Date, original estoppel certificates from the tenants required in this Section, in form and substance reasonably acceptable to Buyer, which: (a) is dated not more than thirty (30) days prior to the Closing Date; (b) is executed such by Tenant; (c) is addressed to (i) Buyer; (ii) as to each Property, to a “special purpose entity” to be formed to take title to such Property; (iii) any proposed lender identified by Buyer (“Lender”); and (iv) their respective successors and assigns; (d) verifies the basic facts of the applicable Lease (term, rental, expiration date, any options, etc.) and contains no assertions adverse to the landlord or contrary to the provisions of such Lease; (e) confirms that there are no known defaults by the landlord under such Lease, no unperformed or “punchlist” construction items, no unpaid tenant improvement allowances, inducements or leasing commissions, and no other due but unperformed obligations of the landlord; and (f) if such Tenant’s obligations under such Lease have been guaranteed by another person or entity, also covers such guaranty and is signed by such guarantor(s) (collectively, the “Estoppel Requirements”). The estoppels will be prepared by Seller using the form attached as Exhibit G. Estoppel certificates will be required for the following tenants: (i) each of the “Major Tenants” (as defined below), and (ii) as to each Property, additional estoppels from tenants covering at least seventy-five percent (75%) of the total leased area within such Property, excluding the aggregate area leased by any Major Tenant. As used in this Agreement, “Major Tenant” means any tenant occupying 20,000 square feet or more of gross leasable area within either of the Properties. Notwithstanding the foregoing and the form of estoppel certificate attached as Exhibit G, Buyer acknowledges that Major Tenants and other regional or national tenants of the Real Property may provide an estoppel using their own standard forms, and that some Leases may specify a particular form of estoppel, or the content of the estoppel, that the tenant is required to provide. Accordingly, if any estoppel certificate is in the form (a) attached as Exhibit G, or (b) in the form specifically required by the applicable tenant Lease, or (c) on the form customarily provided by the applicable tenant, such estoppel certificate shall be deemed acceptable to Buyer provided it is not a Non-Complying Estoppel. The term “Non-Complying Estoppel” means any estoppel certificate that discloses information that is materially inconsistent with the Rent Roll, the representations of Seller herein or the Seller’s Diligence Materials or asserts that Seller is in default of the Lease, or asserts a material claim, offset or deduction against Seller or any other material adverse matter, or does not satisfy all of the Estoppel Requirements listed above. Buyer shall notify Seller within two (2) business days of receipt of any estoppel certificate in the event Buyer determines such estoppel certificate is not acceptable to Buyer along with the reasons for such determination. In the event Buyer fails to give such notice within such two (2) business day period, then any such estoppel certificate shall be deemed to be acceptable to Buyer. Seller will not be in default of this Agreement by reason of Buyer’s rejection of any estoppel certificate.
11.CLOSING COSTS. As to each Property, Seller will pay (a) the cost of the Owner’s Policy, any related search or exam fees, and any endorsements required for Seller’s cure of any Objectionable Matters; (b) the costs of releasing all liens, judgments, and other encumbrances that are to be released and of recording such releases; (c) one-half the fees and costs due Escrow

Master Purchase and Sale Agreement
MT – Louisville, Kentucky; Rockford, Illinois

Agent for its services; (d) except as provided below, any transfer taxes, documentary taxes, mansion taxes, recording charges for any documents necessary for clearance of Objectionable Matters or for Seller to be able to convey title in the form required by this Agreement, and other such fees or charges associated with the sale and conveyance of such Property; (e) a credit to Buyer in the amount of $24,021.48 for Buyer’s Diligence expenses; (f) a credit to Buyer in the amount of $1,000,000.00; (g) a credit to Buyer for the tenant improvement allowance owed to Camelot World Travel, Inc. in the amount of $58,000.00, (h) a credit to Buyer for the remaining tenant improvement allowance owed to Happy Wok Express Inc. in the amount of $2,190.36; and (h) all other costs to be paid by Seller under this Agreement. As to each Property, Buyer will pay (i) any additional cost for a lender’s title policy, if required by Buyer; (ii) the cost of the Survey; (iii) one-half the fees and costs due Escrow Agent for its services; (v) recording charges for the Deed and any mortgages or other documents associated with Buyer’s financing, if any; and (v) any additional title-related costs, if any required for deletion of standard exceptions from or issuance of extended coverage in the Owner’s Policy and any lender’s title policy, as well as the cost of any endorsements to the Owner’s Policy and any lender’s title policy other than those required to be paid for by Seller as provided above; and (vi) all other costs to be paid by Buyer under this Agreement. Except as otherwise provided in this Agreement, Seller and Buyer will each be solely responsible for and bear all of their own expenses, including without limitation any expenses of legal counsel, accountants, and other advisors incurred at any time in connection with pursuing or consummating the transactions contemplated hereby. Any other closing costs for a Property that are not specifically designated as the responsibility of either Party in this Agreement will be paid by Seller and Buyer according to the usual and customary allocation of the same by Escrow Agent for such Property’s locale. Seller agrees that all closing costs and charges payable by Seller may be deducted from Seller’s proceeds otherwise payable to Seller at Closing. Buyer will deposit with Escrow Agent sufficient cash to pay all of Buyer’s closing costs and charges.
12.PRORATIONS.
(a)    The Parties will each execute and deliver to Escrow Agent for the Closing a closing statement covering all of the Properties in the aggregate, setting forth the Purchase Price, and all closing credits, prorations, charges, costs and adjustments contemplated by this Agreement. All prorations will be calculated as of the Closing Date by Escrow Agent, based upon the latest available information, with income and expense for the Closing Date being allocated to Buyer. Buyer will receive a credit for any rent and other amounts (“Rents”) paid or payable by the Tenants for the period beginning with and including the Closing Date through and including the last day of the month in which Closing occurs (including any monthly estimates of common area maintenance charges, taxes, insurance or similar expenses). All other income, expenses, credits and charges to Buyer and Seller will be similarly prorated as of the Closing Date. Real estate taxes and assessments (excluding amounts owed by tenants who reimburse Seller for their share of real estate taxes on an annual basis), to the extent not the sole responsibility of the Tenants under the respective Leases and paid directly by such Tenants to the applicable taxing authority, will be prorated on an accrual basis based on each party’s period of ownership and, if actual amounts are not available, will be based upon the current valuation and latest available tax rates or assessments. All pre-paid or abated Rents or deposit amounts held by Seller under the Leases, if any, will be paid to Buyer in the form of credits against the Purchase Price (except if paid under Section 12(c) below). Any amounts collected and held by Seller under the Leases with respect to the payment of CAM expenses, taxes and insurance premiums for the calendar year in which the Closing occurs will be prorated as of the Closing Date. Seller will timely prepare any CAM, real estate tax, insurance or other expense reconciliations that may be required under the Leases for

Master Purchase and Sale Agreement
MT – Louisville, Kentucky; Rockford, Illinois

the 2014 calendar year (to the extent applicable to Seller’s period of ownership), in accordance with the Leases and any amounts owing to or due from tenants will be allocated to Seller or Buyer in accordance with their respective periods of ownership. Similarly, Buyer will timely prepare any CAM, real estate tax, insurance or other expense reconciliations that may be required under the Leases for the 2014 calendar year (to the extent applicable to Buyer’s period of ownership), in accordance with the Leases, and the parties will coordinate their efforts so that Buyer can submit both Seller’s and Buyer’s partial-year reconciliations to the Tenants. Buyer will be responsible for collecting any net expense amounts owed by the Tenants for the 2014 calendar year, and will remit Seller’s share thereof (based on Seller’s period of ownership) to Seller. If any net expense amounts are owed to Tenants for the 2014 calendar year, Buyer will be responsible for paying the Tenants any such amounts due and Seller will pay Seller’s share thereof (based on Seller’s period of ownership) to Buyer. If after Closing either Party receives any Rents or other amounts that properly belong to the other Party based upon the Closing prorations and each party’s respective period of ownership of the Properties, such amounts will be immediately remitted to such other Party.
(b)    No later than the six (6th) month anniversary of the Closing Date (the “Final Adjustment Date”), Seller and Buyer will make a final adjustment for each Property of any income and expense amounts for which final adjustments or prorations were not determined at Closing, if any. Any net adjustment in favor of Buyer or Seller is to be paid in cash by the other no later than thirty (30) days after such final adjustment has been made. If after Closing either Party otherwise discovers any errors, or receives additional information, indicating that the prorations were inaccurate, such Party will promptly notify the other and the Parties will correctly re-prorate the amounts in question. No such correction will be required later than six (6) months after the Closing Date unless prior to such date the Party seeking the correction has given a written notice to the other Party specifying the nature and basis for such correction; provided, however, that if a correction is sought because current tax or assessment bills for a Property were not available as of Closing, the correction period with respect to the closing proration of such taxes or assessments for that Property will if needed continue beyond such six (6) month period until thirty (30) days after Buyer’s receipt of the applicable bills. In the event of any re-proration under this Section, the Party owing funds will within thirty (30) days after determination remit to the other Party the amount shown to be due. The provisions of this Section 12 shall survive Closing.
(c)    If the actual rent commencement date for any Lease has not occurred by Closing, but has been determined by Closing and is no longer subject to any conditions precedent that have not been satisfied (other than the mere passage of time), Seller will provide Buyer with a credit against the Purchase Price at Closing equal to any lease revenue (i.e., base rent, plus taxes, insurance, common area maintenance charges and any other payments required to be paid by Tenants under the Leases) that would have been due under such Lease, without regard to any free rent periods or rental abatements and other inducements (except if paid under Section 12(d) below), for the period from the Closing Date through the actual date of rent commencement under such Lease had the obligation to commence paying rent been in effect on the Closing Date.
(d)    All unpaid leasing costs relating to the Leases, including, without limitation, tenant improvement costs or allowances, free rent periods or rental abatements, concessions and other inducements and all brokerage commissions relating to the Leases are the obligation of Seller and shall be paid by Seller at Closing with evidence of payment delivered to Buyer at Closing or Buyer shall receive a credit against the Purchase Price for any such amount(s) not paid.

Master Purchase and Sale Agreement
MT – Louisville, Kentucky; Rockford, Illinois

13.BUYER’S CONDITIONS PRECEDENT. In addition to all other conditions precedent set forth in this Agreement, Buyer’s obligation to close escrow and complete the purchase of the Properties under this Agreement is expressly subject to the following:
(a)Seller’s deposit with Escrow Agent, for delivery to Buyer at Closing, of the executed original Transfer Documents;
(b)Seller’s delivery to Buyer of the estoppel certificates as provided in Section 10 above;
(c)Seller’s representations and warranties being true and correct in all material respects, and Seller not being in breach or default of any obligation of Seller under this Agreement;
(d)Seller’s deposit with Escrow Agent of (i) Escrow Agent’s customary form of “Owner’s Affidavit” in form and substance reasonably acceptable to Seller and Escrow Agent and sufficient to allow the Escrow Agent to delete the so-called standard exceptions in the Owner’s Policy (other than any such exception for survey matters) and (ii) such additional affidavits, undertakings or other documents as may be reasonably required by Escrow Agent (and in form and substance reasonably acceptable to Seller and Escrow Agent) to allow for the deletion of any mechanics’ lien exceptions and other standard exceptions from the Owner’s Policy;
(e)Escrow Agent’s irrevocable commitment to issue the Owner’s Policy in the amount of the Purchase Price, subject only to such exceptions as have been approved, or are deemed to have been approved, by Buyer in accordance with this Agreement, and further provided that if deletion of any general exception for survey matters (or issuance of extended coverage with respect to survey matters) requires a Survey, Buyer will furnish the same to the Escrow Agent;
(f)Seller’s deposit with Escrow Agent of a letter from Seller to the Tenants, complying with the notice requirements of the respective Lease and in form reasonably satisfactory to Buyer, directing that future rent under such Lease be paid to Buyer;
(g)Seller’s delivery to Buyer at Closing of a fully-executed original of each Lease (to the extent in the possession of Seller or Seller’s agents) and, if Seller is not the original landlord under a Lease, all assignments necessary to establish that Seller is the successor-in-interest to the landlord’s rights under such Lease;
(h)Seller’s delivery to Buyer of all Warranties, Permits, and Property Documents, if any, in the possession of Seller or Seller’s agents (including without limitation any warranties covering the roof or any other part of the Buildings); any Intangibles capable of physical delivery; and any non-proprietary leasing and property manuals, files and records applicable to or useful in connection with the continued operation, leasing and maintenance of such Property;
(i)Seller’s delivery to Buyer of written consent from LG&E authorizing the building encroachment on the easements recorded in Book 7758, Page 521 and Book 7597, Page 904; and
(j)Seller’s delivery to Buyer of the estoppel certificates relating to the documents recorded in Deed Book 7435, Page 909, Deed Book 6916, Page 110, and Deed Book 10146, Page 395 in the Jefferson County, Kentucky records as set forth in Seller’s Title Response dated October 16, 2014 relating to Blankenbaker Plaza.

Master Purchase and Sale Agreement
MT – Louisville, Kentucky; Rockford, Illinois

Seller will use commercially reasonable efforts to satisfy those conditions that require Seller’s action or are otherwise within Seller’s control. If the foregoing conditions have not been satisfied by the scheduled Closing Date, then Buyer will have the right, at Buyer’s sole option and without limiting any other right or remedy of Buyer, to extend Closing for such amount of time as Buyer deems reasonably necessary to allow Seller to satisfy such conditions, by giving written notice of such extension to Seller and Escrow Agent.
14.NON-FOREIGN AFFIDAVIT. Seller will deposit with Escrow Agent prior to Closing a sworn affidavit (the “Non-Foreign Affidavit”) properly containing such information as is required by Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended (the “Tax Code”). If Seller does not timely furnish the Non-Foreign Affidavit, Buyer may withhold (or direct Escrow Agent to withhold) from the Purchase Price the amount required to be so withheld pursuant to Section 1445(a) of the Tax Code, and such withheld funds will be deposited with the Internal Revenue Service as required by such Section 1445(a) and the regulations promulgated thereunder. The amount withheld, if any, shall nevertheless be deemed to be part of the Purchase Price paid to Seller.
15.BROKER’S COMMISSION. The Parties warrant to one another that they have not dealt with any finder, broker or realtor in connection with this Agreement, except for CBRE (Brooks Mayer – Blankenbaker Plaza and Christian Williams – Brynwood Square) (collectively, the “Broker”). Seller is responsible for payment of all commissions relating to this transaction to the Broker, and all commissions due will be paid at Closing. If any person (including the Broker) asserts a claim to any other finder’s fee, brokerage commission or similar compensation in connection with this Agreement, the Party under whom the finder or broker is claiming will indemnify, defend and hold harmless the other Party from and against any such claim and all costs, expenses and liabilities incurred in defending against such claim, including without limitation reasonable attorneys’ fees and court costs. The provisions of this Section shall survive Closing or any earlier termination of this Agreement.
16.AS-IS CONVEYANCE. BUYER AGREES THAT, UPON THE CLOSING THEREOF, BUYER SHALL BE DEEMED TO HAVE ACCEPTED THE APPLICABLE PROPERTY IN ITS THEN EXISTING CONDITION, “AS IS, WHERE IS AND WITH ALL FAULTS” WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE BY SELLER EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE APPLICABLE TRANSFER DOCUMENTS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS EXECUTED BY SELLER IN CONNECTION WITH CLOSING (“CLOSING DOCUMENTS”), IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTIES, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR AS TO THE PHYSICAL, STRUCTURAL OR ENVIRONMENTAL CONDITION OF THE PROPERTIES, THE VALUE OF THE PROPERTIES, THE STATUS OF TITLE TO THE PROPERTIES OR THEIR COMPLIANCE WITH LAWS, OR ANY OTHER FACT OR MATTER AFFECTING OR RELATING TO THE PROPERTIES OR THIS AGREEMENT.
BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTIES OR RELATING

Master Purchase and Sale Agreement
MT – Louisville, Kentucky; Rockford, Illinois

THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, OFFERING PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTIES OR ANY OF THE SELLER’S DILIGENCE MATERIALS) MADE OR FURNISHED BY SELLER, THE MANAGERS OF THE PROPERTIES, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS. BUYER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTIES ARE BEING SOLD “AS-IS.”
17.RISK OF LOSS.
(a)    As used in this Section, (i) the term “Casualty” mean a loss resulting from or related to a fire or other damage of or to a Property or any part thereof which may occur prior to Closing, and the term “Condemnation” means a taking or condemnation of a Property or any part thereof if, prior to Closing, written notice of a proposed condemnation or taking is received, a condemnation proceeding is commenced, a condemnation proceeding is concluded, or all or any part of a Property is conveyed in lieu of condemnation. If a Casualty or Condemnation occurs with respect to any Property prior to Closing, Seller will immediately give written notice of such event to Buyer.
(b)    In the event of a Casualty or Condemnation that is not “Major” (as defined below), this Agreement shall remain in full force and effect, and the parties shall proceed in accordance with paragraph (d) below.
(c)     In the event of a “Major” Casualty or Condemnation, Buyer may terminate this Agreement as to all of the Properties by written notice to Seller, whereupon neither party shall have any further rights or obligations hereunder (except for any Surviving Obligations), the Deposit shall be returned to Buyer and each party shall bear its own costs incurred in performance of this Agreement. If Buyer does not elect (by written notice to Seller) to proceed to Closing under this Agreement within ten (10) days after Seller sends Buyer written notice of the occurrence of such Major Casualty or Condemnation (which notice shall state the estimated cost of repair or restoration thereof as opined by an architect in accordance with Section 17(e) below), then Buyer shall be deemed to have elected to terminate this Agreement, whereupon the Deposit will promptly be paid by Escrow Agent to Buyer, and neither of the Parties will have any further liability or obligation under this Agreement except for any Surviving Obligations.
(d)     If any Casualty or Condemnation occurs which does not result in a termination of this Agreement, Seller will, at Closing and as a condition precedent thereto, pay Buyer or credit Buyer against the Purchase Price the amount of any insurance or condemnation proceeds attributable to such event, or assign to Buyer, as of the Closing Date and in a form acceptable to Buyer, but without representation, warranty or recourse to Seller, all rights or claims to the same, and (if a Casualty) credit to Buyer an amount equal to any deductible or other loss amounts which are not covered under Seller’s insurance policy(ies) applicable to the affected Property.
(e)     For purposes of this Section 17, “Major” Casualty or Condemnation refers to the following: (i) a Casualty loss to any one Property (a) such that the cost of repairing or restoring the Property (or portion thereof) in question to substantially the same condition that existed prior to the Casualty would be, in the opinion of an architect selected by Seller and reasonably approved by Buyer, equal to or greater than Two Hundred Thousand Dollars ($200,000.00), (b) that entitles any tenant of the Property to terminate its Lease or abate rent (to the extent not covered by the

Master Purchase and Sale Agreement
MT – Louisville, Kentucky; Rockford, Illinois

proceeds of any business interruption or rent loss insurance required under the applicable Lease or Leases), (c) that, in Buyer’s reasonable estimation, will take longer than sixty (60) days to repair, or (d) that is not insured, or (ii) any loss due to a Condemnation that (a) permanently and materially impairs use of the Property, including, but not limited to loss of any portion of the Buildings, loss of parking spaces, (b) entitles any tenant of the Property to terminate its Lease or abate rent (to the extent not covered by the proceeds of any business interruption or rent loss insurance required under the applicable Lease or Leases), or (c) any Condemnation which materially impairs access to the Property. If Buyer does not give written notice to Seller of Buyer’s reasons for disapproving an architect within five (5) business days after receipt of notice of the proposed architect, Buyer shall be deemed to have approved the architect selected by Seller.
18.SELLER’S REPRESENTATIONS AND WARRANTIES.
(a)    Seller represents and warrants to Buyer as of the Effective Date and again as of the Closing Date that:
(i)Seller is the fee title owner of the Real Property and has full power and authority to execute, deliver and perform under this Agreement and the Transfer Documents, and no consent of any third party is required for Seller to enter into this Agreement and perform Seller’s obligations hereunder;
(ii)there are no actions or proceedings pending or, to Seller’s knowledge, threatened against Seller which may in any manner whatsoever affect the validity or enforceability of this Agreement or any of the Transfer Documents;
(iii)the execution, delivery and performance of this Agreement and the Transfer Documents have not and will not constitute a breach of or default under any other agreement, law or court order under which Seller is a party or may be bound;
(iv)there are no unrecorded leases (other than the Leases), liens or encumbrances which may affect title to any Property; any existing financing secured by any Property or any part thereof will be satisfied and discharged in full at or prior to Closing; and Seller does not have any defeasance, lender approval or prepayment obligations with respect to any existing financing which will delay the Closing;
(v)to Seller’s knowledge (1) no written notice of violation has been issued with regard to any applicable regulation, ordinance, requirement, covenant, condition or restriction relating to the present use or occupancy of any Property by any person, authority or agency having jurisdiction; (2) there is no impending or contemplated Condemnation affecting any Property; (3) there are no intended public improvements which will or could result in any charges being assessed against any Property or which will result in a lien upon any Property; and (4) there are no proceedings pending for the increase of the assessed valuation of any Property;
(vi)there are no suits or claims pending or, to Seller’s knowledge, threatened with respect to or in any manner affecting any Property or any Lease (except for a threatened personal injury lawsuit relating to a “slip and fall” incident that occurred at Blankenbaker Plaza in February, 2014, which has been disclosed to Buyer and of which the Seller’s insurance carrier has been notified), nor does Seller know of any circumstances which should or could reasonably form the basis for any such suits or claims;

Master Purchase and Sale Agreement
MT – Louisville, Kentucky; Rockford, Illinois

(vii)Seller has not taken any action to change the present use or zoning of or other entitlements or land-use permissions or restrictions upon any Property, and to Seller’s knowledge there are no such proceedings pending;
(viii)except as may be detailed in any environmental documents included in Seller’s Diligence Materials, Seller has no actual knowledge that there exists or has existed, and neither Seller nor its affiliates have caused, any generation, production, location, transportation, storage, treatment, discharge, disposal, release or threatened release upon, under or about any Property of any Hazardous Materials. “Hazardous Materials” means any flammables, explosives, radioactive materials, hazardous wastes, hazardous and toxic substances or related materials, asbestos or any material containing asbestos (including, without limitation, vinyl asbestos tile), or any other substance or material defined as a “hazardous substance” by any federal, state, or local environmental law, ordinance, rule or regulation including, without limitation, the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Federal Hazardous Materials Transportation Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, and the rules and regulations adopted and promulgated pursuant to each of the foregoing, but excluding reasonable and necessary quantities of cleaning supplies, lubricants, office supplies (ink, toner), and petroleum products stored and consumed in the ordinary course of business operations at the Properties (including maintenance and operation of equipment) and in compliance with applicable law;
(ix)Seller has not entered into and will not enter into, and there is not existing, any other agreement, written or oral, under which Seller is or could become obligated to sell any Property or any portion thereof to a third party, except for any ROFR contained in a Lease;
(x)The Rent Roll is true, accurate and complete in all material respects, and there are no Leases or other licenses, tenancies other agreements for any space in the Property other than those set forth on the Rent Roll; Seller has delivered (or will include in Seller’s Diligence Materials) true, correct, complete and legible copies of each Lease (including all guarantees, amendments, letter agreements, addenda and/or assignments thereof) and subleases, if any, and any other agreements between Seller (or any affiliate of Seller) and any Tenant (or any affiliate of such Tenant); and there are no promises, understandings or commitments between Seller and any person or entity in any way pertaining to the leasing or occupancy of any of the Property by such person or entity which would be binding upon Buyer following Closing, other than those contained in the foregoing documents provided to Buyer;
(xi)To Seller’s knowledge, no default of Seller exists under any Lease; Seller has sent no written notice of default to any Tenant which remains uncured and, to Seller’s knowledge, except as set forth in Seller’s Diligence Materials no default by any Tenant exists under any Lease; Seller has not received any notice or correspondence from any Tenant or on behalf of any Tenant’s agents indicating (nor is Seller otherwise aware of) any desire, willingness or intent of any Tenant to vacate all or any portion of any Property or amend or modify (so as to reduce rent or charges under the Lease, shorten the term, or otherwise reduce the obligations of the tenant or guarantor), assign, sublease or terminate its Lease; and Seller has not received any notice or correspondence from or on behalf of any Tenant requesting the consent of Seller to any of the foregoing;
(xii)To Seller’s knowledge, no Tenant is entitled to any reduction in, refund of, or counterclaim, offset, allowance, credit, rebate, or deduction against, or is otherwise disputing,

Master Purchase and Sale Agreement
MT – Louisville, Kentucky; Rockford, Illinois

any Rents or other charges paid, payable or to become payable by such Tenant, including but not limited to “CAM” expenses and other similar charges (but subject to Seller’s completion of annual reconciliations of CAM, taxes and insurance in accordance with the Leases which may result in adjustments and credits with Tenants); except as set forth in Seller’s Diligence Materials no Tenant is entitled to any free rent periods or rental abatements, concessions and other inducements for any period subsequent to Closing; no construction, alteration, decoration or other work remains to be performed under any Lease by the landlord thereunder and all construction allowances or other sums to be paid to any Tenants have been paid in full;
(xiii)all amounts due and payable by Seller under any applicable reciprocal easement agreement or declaration of covenants, conditions and/or restrictions affecting any Property (the “REA’s”) have been paid through the most recent required installment payment and no default of Seller exists under any of the REA’s and, to Seller’s knowledge, no default of any other party exists under any of the REA’s;
(xiv)with respect to the Operating Contracts, (A) Seller has delivered to Buyer true, correct and complete copies of each of the existing Operating Contracts; (B) such Operating Contracts are the only currently effective contracts of that type concerning the Properties and there are no further amendments modification or supplements of or to the Operating Contracts in effect; and (C) each of the Operating Contracts is in full force and effect; there are no current defaults by Seller under the Operating Contracts; and to Seller’s knowledge, there are no current defaults under the Operating Contracts by the service provider counterparties to the Operating Contracts;
(xv)all brokerage commissions and other compensation and fees payable by reason of any Lease (including, without limitation, any renewals or expansions) have been fully paid, and no exclusive or continuing leasing or brokerage agreements exist as to any part of any Property;
(xvi)the annual net rent under each Lease for each Property as of the Effective Date is as stated on Schedule 2; and, except as provided in Seller’s Diligence Materials and except for the sum of $750,000 in escrow with Multi-State Title Agency, LLC (the “Liquor Store Escrow”) and to be disbursed to Wal-Mart Stores East, L.P. (“Wal-Mart”) upon the satisfaction of certain conditions as outlined in the First Amendment to Lease and Escrow Agreement between MO Blankenbaker, LLC and Wal-Mart dated April 21, 2014, no Tenant is entitled to any unpaid improvement allowances, free rent periods or rental abatements, concessions or other inducements;
(xvii)all amounts presently due and payable, and all obligations presently performable, by Seller with respect to each Property have been paid and performed in full in all material respects and, to Seller’s knowledge, no default of Seller exists with respect to any Property; and
(xviii)if prior to Closing Seller receives notice or knowledge of any additional information regarding any of the matters set forth in this Section 18 that would cause any of Seller’s representations or warranties to be untrue or incorrect in any material respect, Seller will immediately give written notice to Buyer of the same.
References in this Agreement to the “knowledge” of Seller shall refer only to the actual knowledge of the Designated Employee (as hereinafter defined) of Seller, and shall not be construed, by

Master Purchase and Sale Agreement
MT – Louisville, Kentucky; Rockford, Illinois

imputation or otherwise, to refer to the knowledge of Seller or any affiliate of Seller, the property manager or leasing agent of either of the Properties, or to any other officer, agent, manager, representative or employee of Seller or any affiliate thereof. As used herein, the term “Designated Employee” shall refer to John I. Silverman, who the Seller represents is the person most likely to have the information set forth in the representations and warranties.
(b)    Further, Seller hereby covenants that unless Buyer otherwise grants Buyer’s prior written consent, which consent may be withheld in Buyer’s sole discretion:
(i)    Seller will pay (or cause to be paid) in full prior to the Closing Date all bills or other charges, costs or expenses arising out of or in connection with or resulting from Seller’s use, ownership, or operation of each Property, including without limitation all general real estate taxes, assessments and personal property taxes which become due and payable with respect to each Property prior to the Closing Date, except for any item to be prorated at Closing in accordance with this Agreement;
(ii)    Seller will not execute or enter into any lease with respect to any Property or any part thereof, or terminate, amend, modify, extend, or waive any rights under any Lease; and Seller will not execute or enter into any new Operating Contract with respect to any Property that would be binding upon any Property or any part thereof after Closing, or terminate, amend, modify, extend, or waive any rights under the existing Operating Contracts (except as contemplated by Section 9(b) above), except with Buyer’s prior written consent (which shall not be unreasonably withheld during the Study Period and shall be at Buyer’s sole discretion thereafter if Buyer has elected to close). Buyer designates the contact person so named in the Summary of Terms above as the representative of Buyer through which Seller may request and obtain any consent required of Buyer under this Section or any other applicable provision of this Agreement (“Buyer’s Contact”).
(iii)    Seller will (1) continue to operate each Property as heretofore operated; (2) maintain each Property and perform routine and required maintenance and replacements consistent with how the Property is currently leased and managed; (3) pay prior to Closing all sums due for work, materials or services furnished or otherwise incurred in the ownership, use or operation of each Property; (4) comply with all governmental requirements applicable to each Property and with the terms, covenants and conditions of each Lease; (5) except as required by a governmental agency, not place or permit to be placed on any portion of any Property any new improvements of any kind or remove or permit any improvements to be removed from any Property; and (6) not, by voluntary or intentional act or omission, cause or create any easements, encumbrances, or liens to arise or to be imposed upon any Property or to allow any amendment or modification to any existing easements or encumbrances;
(iv)    Seller will not provide a copy of, nor disclose any of the terms of, this Agreement to any appraiser, and Seller will instruct any Brokers not to provide a copy of, nor disclose any of the terms of, this Agreement to any appraiser; and
(v)    Seller will request and reasonably cooperate to obtain estoppel certificates, addressed to Buyer, Lender and their successors and assigns and in the form (if any, required by the applicable REA), from all other parties to any applicable reciprocal easement agreement, declaration of covenants, conditions and restrictions, or similar agreement relating to any Property; provided, however, that the receipt of same shall not be a condition to Closing.

Master Purchase and Sale Agreement
MT – Louisville, Kentucky; Rockford, Illinois

All representations and warranties made in this Section 18 by Seller shall survive Closing for a period of one (1) year following the Closing Date (the “Survival Period”). Seller will indemnify and hold Buyer harmless from and against any claims, loss, damage, liability and expense, including without limitation reasonable attorneys’ fees and court costs, which Buyer may incur by reason of any misrepresentation by Seller or any material breach of any of Seller’s representations and warranties, discovered or arising prior to the expiration of the Survival Period. Seller’s indemnity and hold harmless obligations shall survive Closing. Notwithstanding the foregoing, Seller shall have no liability to Buyer for a breach of any representation or warranty unless written notice containing a description of the specific nature of such breach shall have been given by Buyer to Seller prior to the expiration of the Survival Period, and no claim for a breach of any representation or warranty of Seller shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter that was actually known to Buyer prior to Closing.
19.BUYER’S REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants to Seller as of the Effective Date and again as of the Closing Date that:
(a)    Buyer has full power and authority to execute, deliver and perform under this Agreement and the Transfer Documents, and no consent of any third party is required for Buyer to enter into this Agreement and perform Buyer’s obligations hereunder;
(b)    there are no actions or proceedings pending or, to Buyer’s knowledge, threatened against Buyer which may in any manner whatsoever affect the validity or enforceability of this Agreement or any of the Transfer Documents;
(c)    the execution, delivery and performance of this Agreement and the Transfer Documents have not and will not constitute a breach or default under any other agreement, law or court order under which Buyer is a party or may be bound; and
(d)    if Buyer receives notice or knowledge of any additional information regarding any of the matters set forth in this Section 19 prior to Closing that would cause any of Buyer’s representations or warranties to be untrue or incorrect in any material respect, Buyer will immediately give written notice to Seller of the same.
All representations and warranties made in this Section 19 by Buyer shall survive Closing for the Survival Period. Buyer will indemnify and hold Seller harmless from and against any claims, loss, damage, liability and expense, including without limitation reasonable attorneys’ fees and court costs, which Seller may incur by reason of any misrepresentation by Buyer or any breach of any of Buyer’s representations and warranties, discovered or arising prior to the expiration of the Survival Period. Buyer’s indemnity and hold harmless obligations shall survive Closing. Notwithstanding the foregoing, Buyer shall have no liability to Seller for a breach of any representation or warranty unless written notice containing a description of the specific nature of such breach shall have been given by Seller to Buyer prior to the expiration of the Survival Period, and no claim for a breach of any representation or warranty of Buyer shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter that was actually known to Seller prior to Closing.
20.ASSIGNMENT. Except as provided below, this Agreement may not be assigned by either Seller or Buyer without the prior written consent of the other Party, which consent will be in such Party’s sole discretion. Notwithstanding the foregoing, Buyer may assign its rights under

Master Purchase and Sale Agreement
MT – Louisville, Kentucky; Rockford, Illinois

this Agreement, in whole or in part, to any entity or entities affiliated with, controlled by, or under common control with Buyer without seeking or obtaining Seller’s consent, including specifically (but without limitation) as to each Property to a “special purpose entity” formed to take title to such Property. Each such assignee will execute an instrument whereby such assignee assumes the obligations of Buyer under this Agreement with respect to each Property covered by such assignment, and a fully executed copy of such instrument will be provided to Seller. No assignment by Buyer shall release or otherwise relieve Buyer from any obligations hereunder.
21.DEFAULT; REMEDIES.
(a)If Seller breaches this Agreement with respect to any Property and such breach is not cured within five (5) days of receiving written notice from Buyer, Buyer may at Buyer’s sole option either: (i) by written notice given to Seller and Escrow Agent terminate this Agreement, in which event the Deposit will be paid immediately by Escrow Agent to Buyer, Seller will promptly reimburse Buyer for all of Buyer’s reasonable out-of-pocket and third-party expenses (including without limitation reasonable attorneys’ fees) incurred in connection with the Properties, Buyer’s Diligence or this transaction (provided that such reimbursement will not exceed the sum of Fifty Thousand Dollars ($75,000.00) in the aggregate), and neither of the Parties will have any further liability or obligation under this Agreement except for any Surviving Obligations; (ii) extend the date scheduled for Closing for such period of time as Buyer deems reasonably necessary to allow Seller to cure or remedy such breach (but without prejudice to Buyer’s ability to thereafter invoke its other remedies hereunder should Seller fail to timely cure such breach); or (iii) seek specific performance against Seller, in which event the Closing Date will be automatically extended as necessary for Buyer to prosecute such action. Notwithstanding the foregoing, if specific performance is made unavailable as a remedy to Buyer by Seller’s affirmative acts or intentional omissions, Buyer will be entitled to pursue all rights and remedies available at law or in equity, .
(b)If Buyer breaches this Agreement and such breach is not cured within five (5) days of receiving written notice from Seller, Seller may, as Seller’s sole and exclusive remedy for such breach, by written notice given to Buyer and Escrow Agent terminate this Agreement and receive the Deposit in accordance with Section 3(b) above as Seller’s agreed and total liquidated damages, it being acknowledged and agreed by the Parties that it would be difficult or impossible to determine Seller’s exact damages, and the Deposit represents a reasonable estimate of those damages. Upon such termination by Seller, neither of the Parties will have any further liability or obligation under this Agreement except for any Surviving Obligations. SELLER WAIVES ANY RIGHT TO SEEK ANY OTHER REMEDIES AGAINST BUYER, INCLUDING ANY EQUITABLE OR LEGAL REMEDIES.
(c)The provisions of this Section 21 shall not limit any rights or remedies either Party may have after Closing with respect to those representations, warranties, indemnities, or other provisions of this Agreement that survive Closing or under the Transfer Documents or any other documents entered at Closing into pursuant to this Agreement.
22.NOTICES. All notices under this Agreement must be sent either by (a) email or telecopier, (b) a reputable national overnight courier service, (c) personal delivery, or (d) registered or certified US mail, return receipt requested. Notices from or signed by the legal counsel for a Party shall be equally effective as a notice from such Party itself. The addresses to be used for notices are those set forth in the Summary of Terms above, or such other addresses as a Party may from time to time direct by notice given in accordance with these requirements. If sent by

Master Purchase and Sale Agreement
MT – Louisville, Kentucky; Rockford, Illinois

email or telecopier, a notice shall be deemed given when such email or telecopy is transmitted to the notice address or number, and shall be deemed received on that same day unless given after 9:00 p.m. ET, in which case such receipt shall be the next business day. If personally delivered, a notice shall be deemed given and received upon such delivery. If sent by overnight courier service, a notice shall be deemed given upon deposit with such courier and deemed received upon actual receipt or refusal of delivery at the notice address. If sent by registered or certified mail, a notice shall be deemed given and received on the third business day after deposit into the US Mail.
23.ATTORNEYS’ FEES. If there is any litigation or arbitration between the Parties to determine or enforce any provisions or rights arising under this Agreement, the prevailing Party in such proceeding will be entitled to obtain from the other Party all costs and expenses incurred by the prevailing Party in connection therewith, including without limitation reasonable attorneys’ fees and court costs. The provisions of this Section shall survive Closing or any earlier termination of this Agreement.
24.POST-CLOSING INDEMNITY. If Closing occurs, thereafter (a) Buyer will indemnify, defend and hold harmless Seller, Seller’s direct and indirect parent entities and affiliates, and their respective directors, managers, officers, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties”), for, from and against any and all demands, claims (including without limitation causes of action in tort), legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including without limitation reasonable attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, relating to any Property (collectively, “Claims”) that are brought by third parties against the Seller Indemnified Parties relating to any actual or alleged events, acts or omissions occurring with respect to any Property from and after Closing or with respect to which the claimed loss, damage or injury occurred from and after Closing; and (b) Seller will indemnify, defend and hold harmless Buyer, Buyer’s direct and indirect parent entities and affiliates, and their respective directors, managers, officers, employees, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) for, from and against any and all Claims that are brought by third parties against the Buyer Indemnified Parties relating to any actual or alleged events, acts or omissions occurring with respect to any Property prior to Closing or with respect to which the claimed loss, damage or injury occurred prior to Closing. The obligations in this Section shall not apply to any Claims which the Parties have expressly agreed, elsewhere in this Agreement or in the Transfer Documents, will be addressed, handled or allocated in a manner contrary to the foregoing general provisions. The provisions of this Section shall survive Closing.
25.TENANT AUDIT RIGHT. If any Tenant has the right to inspect and audit any books, records or other documents of the landlord under its Lease, Seller agrees to retain such books, records and other documents to enable such Tenant to conduct a full and complete audit thereof until the date that is six (6) months after the latest date that such Tenant could demand an inspection and/or audit thereof pursuant to its Lease. Upon written request from Buyer, Seller will provide both Buyer and such Tenant with reasonable access to such books, records and other documents and otherwise reasonably cooperate with both Buyer and such Tenant with respect to such inspection or audit by such Tenant. If any Tenant claims any right to a credit, refund or other reimbursement as a result of such inspection or audit, Seller will indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any Claims relating thereto or arising therefrom to the extent the same relate to any period(s) prior to Closing. The provisions of this Section shall survive Closing.

Master Purchase and Sale Agreement
MT – Louisville, Kentucky; Rockford, Illinois

26. 1031 EXCHANGE. Each Party may structure its purchase or sale, as applicable, as part of a like-kind exchange under Section 1031 of the Tax Code. Each Party will if requested reasonably cooperate with the other (at no cost or liability to the cooperating Party) in effectuating such a like-kind exchange, including signing such documents as may reasonably and customarily be required to accomplish such exchange; provided, however, that the Closing Date will not thereby be delayed and the cooperating Party will not be required to incur any additional liability or undertake any additional obligations as a result of any such like-kind exchange. The Party employing the like-kind exchange structure will pay all costs and expenses associated with effectuating such exchange.
27.MISCELLANEOUS. This Agreement constitutes a binding agreement between Seller and Buyer for the sale and purchase of the Properties subject to the terms set forth in this Agreement. Subject to the limitations set forth in this Agreement, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. This Agreement constitutes the entire agreement between the Parties pertaining to the sale and purchase of the Properties, and unless expressly stated otherwise all prior and contemporaneous agreements, representations, negotiations and understandings of the Parties regarding this transaction (including without limitation any Letter of Intent), whether oral or written, are superseded and merged herein. The foregoing sentence shall in no way affect the validity of any instruments subsequently executed by the Parties as contemplated by this Agreement. No modification, waiver, amendment or discharge of or under this Agreement shall be valid unless contained in a writing signed by the Party against whom enforcement is sought. If Seller consists of more than one person or entity, the liability of each such person or entity shall be joint and several. No waiver by Seller or Buyer of a breach of any of the terms, covenants or conditions of this Agreement shall be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition contained herein. The headings of this Agreement are for reference only and shall not limit or define the meaning of any provision of this Agreement.
28.TIME OF ESSENCE. Time is of the essence of this Agreement. When used in this Agreement, the term “business day” means any day which is not a Saturday, Sunday or legal holiday. If this Agreement specifies that a time period expires or that an action be taken on a date which is not a business day, such date shall be deemed extended to the next succeeding day which is a business day, and any successive time periods shall be deemed extended accordingly.
29.SEVERABILITY. If any one or more of the covenants, agreements, conditions, provisions, or terms of this Agreement is, in any respect or to any extent (in whole or in part), held to be invalid, illegal or unenforceable for any reason, all remaining portions thereof which are not so held, and all other covenants, agreements, conditions, provisions, and terms of this Agreement, will not be affected by such holding, but will remain valid and in force to the fullest extent permitted by law.
30.SURVIVAL. To the extent that the performance of any covenant or other obligation of a Party in or pursuant to this Agreement or the Transfer Documents is contemplated to occur or continue after the Closing, the same shall not merge with the transfer of title to any Property, but shall remain in effect until fulfilled (subject to any express limitation thereon set forth in this Agreement).
31.APPROVALS; FURTHER ACTS. The Parties agree that for all matters in this Agreement requiring the consent or approval of any Party, unless otherwise expressly provided in

Master Purchase and Sale Agreement
MT – Louisville, Kentucky; Rockford, Illinois

this Agreement any such consent or approval will not be unreasonably withheld, conditioned or delayed. The Parties agree to promptly execute such other documents and to perform such other acts as may be reasonably necessary to carry out the purpose and intent of this Agreement.
32.GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State in which the Real Property is located.
33.COUNTERPARTS; ELECTRONIC DELIVERY. This Agreement and any related documents may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Documents executed by the Parties but delivered by facsimile, “pdf” or other electronic means will be accepted with the same effect as original ink-signed “hard copy” versions (an “Executed Original”) of such documents, provided that (a) if expressly requested by the other Party or Escrow Agent, a Party will promptly also deliver one or more Executed Originals of any such document; and (b) all Transfer Documents which are to be recorded must be delivered by the signing Party to Escrow Agent as Executed Originals.
34.INCORPORATION OF EXHIBITS AND SCHEDULES. All Exhibits and Schedules attached to this Agreement are considered to be a part of this Agreement and are fully incorporated herein by this reference to the same extent as though set forth at length.
35.OFAC. Each Party represents and warrants to the other, and to Escrow Agent, that (a) such Party is not knowingly acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control, or engaging in, instigating or facilitating this transaction for or on behalf of any such person, group, entity or nation; (b) such Party is not engaging in this transaction, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering; and (c) none of the funds of such Party to be utilized in this transaction have been or will be derived from any unlawful activity with the result that such Party or any Property is subject to seizure, forfeiture or other such remedy or that this Agreement or the transactions hereunder are or will be in violation of law. The provisions of this Section shall survive Closing or any earlier termination of this Agreement.
36.SEC FILING INFORMATION. In order to enable Buyer to comply with certain reporting requirements of the Securities and Exchange Commission (the “SEC”), including, without limitation, SEC Rule 3-14 of Regulation S-X, Seller agrees to provide Buyer and its representatives, upon Buyer’s request, information relating to Seller’s ownership and operation of each Property, including without limitation Seller's most current operating statements relating to the financial operation of each Property for the current and immediately prior fiscal years, and support for certain operating revenues and expenses specific to each Property (collectively, the “SEC Filing Information”). Seller acknowledges that certain of the SEC Filing Information may be included or disclosed in filings required to be made by Buyer with the SEC. Seller will cooperate in providing the SEC Filing Information and answering questions with respect thereto as they arise. The provisions of this Section shall survive Closing for a period of one (1) year.
37.SALES AND PRIVILEGE TAXES. Seller represents, warrants and covenants to Buyer that all state and local transaction privilege, sales, excise, use or similar taxes relating to

Master Purchase and Sale Agreement
MT – Louisville, Kentucky; Rockford, Illinois

the development, sale or rental of each Property prior to the Closing Date (including, without limitation any speculative builder tax, owner-builder tax, construction contractor tax, or rent tax) have been or timely will be paid. Seller will additionally pay any such taxes that may arise or be assessed against Seller as a result of the sale of any Property to the appropriate taxing authorities as and when due. Seller will indemnify, defend and hold harmless the Buyer Indemnified Parties from any and all Claims relating to a breach of such tax payment obligations. The provisions of this Section shall survive Closing.
38.NO CONSEQUENTIAL DAMAGES. Notwithstanding anything expressed or implied in this Agreement to the contrary, neither Buyer nor Seller shall have any right to seek or collect any consequential, special or punitive damages for a breach of or default under this Agreement.
[SIGNATURE PAGE FOLLOWS]

Master Purchase and Sale Agreement
MT – Louisville, Kentucky; Rockford, Illinois

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed by their duly authorized and empowered representatives as of the Effective Date.

SELLER:	MO BLANKENBAKER, LLC, an Ohio limited liability company

By: /s/ John I. Silverman
Name: John I. Silverman
Title: Executive Manager

MO BRYNWOOD, LLC, an Ohio limited liability company

By: /s/ John I. Silverman
Name: John I. Silverman
Title: Executive Manager

BUYER:	ARCP ACQUISITIONS, LLC, a Delaware limited liability company

By: /s/ Daniel T. Haug
Name (Print): Daniel T. Haug
Title: Authorized Officer

Master Purchase and Sale Agreement
MT – Louisville, Kentucky; Rockford, Illinois

ESCROW AGENT’S ACCEPTANCE

The foregoing fully executed Agreement is accepted by the undersigned, as the “Escrow Agent” hereunder, as of the 3rd day of October, 2014. Escrow Agent accepts the engagement to handle the escrow established by this Agreement in accordance with the terms set forth in this Agreement, including without limitation the Escrow Instructions, and acknowledges its receipt of the Deposit.

FIRST AMERICAN TITLE INSURANCE COMPANY

By: /s/ Jodi Scheppe
Name (Print): Jodi Scheppe
Title: Escrow Officer

Master Purchase and Sale Agreement
MT – Louisville, Kentucky; Rockford, Illinois